Exhibit 99.1

Berkshire Hills Receives Investment Grade Ratings from Kroll Bond Rating Agency;

Berkshire Bank Deposits Rated A-

BOSTON, May 14, 2018. Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that Kroll Bond Rating Agency (KBRA), a full-service rating agency, has initiated coverage on the Company and its Berkshire Bank subsidiary with investment grade ratings.

A rating of A- was assigned to Berkshire Bank for its deposits and senior unsecured debt. Michael Daly, the Company’s CEO, stated, “We’re pleased with this strong initial rating of the Bank and its recognition of our financial strength. This should be especially helpful to larger commercial, government, and institutional customers as we expand our checking accounts and other deposit services into our newer markets and across our regions.”

Other ratings assigned to the Bank included a BBB+ subordinated debt rating and a K2 rating assigned to its short-term deposits and short-term debt. Berkshire Hills Bancorp received a BBB+ rating on its senior unsecured debt, a BBB rating on its subordinated debt, and a K2 rating for its short-term debt. Richard Marotta, the Bank’s President, commented, “These KBRA ratings are supported by our diverse revenue sources, strong asset quality, and sound capital management. They reflect our strong financial condition as we expand our services as the third largest New England based regional bank.”

KBRA’s report notes Berkshire’s recent deposit growth and the strengthening of its profitability and other key performance measures. A copy of the report is available at its website at www.kbra.com. KBRA is registered as a Nationally Recognized Statistical Rating Organization (NRSRO) by the U.S. Securities & Exchange Commission (SEC). KBRA has issued more than 9,000 ratings totaling $775 billion. It provides the investment community with credit ratings and research reports covering many sectors and securities instruments in the U.S. and Europe.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank®. The Company has approximately $11.5 billion in assets and 114 full service branches in Massachusetts, New York, Connecticut, Vermont, New Jersey, and Pennsylvania providing personal and business banking, insurance, and wealth management services. The Company also offers mortgages and specialized commercial lending services in targeted national markets.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

CONTACT: Allison O’Rourke, Executive Vice President, Investor Relations Officer; 413-236-3149